Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

between

TROPHY OF CARSON REAL ESTATE LLC,
a California limited liability company,
as CONTRIBUTOR

and

MODIV OPERATING PARTNERSHIP, LP,
a Delaware limited partnership, as ACQUIROR,

Dated effective as of January 13, 2022

THE CONTRIBUTOR AND THE UNIT RECIPIENTS (COLLECTIVELY, THE “INVESTORS”) ARE MAKING A DECISION TO INVEST IN UNITS OF LIMITED PARTNERSHIP INTEREST IN THE ACQUIROR (THE “SECURITIES”). IN MAKING SUCH INVESTMENT DECISION, THE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUERS OF THE SECURITIES AND THE TERMS OF THE INVESTMENT, INCLUDING THE MERITS OF THE INVESTMENT AND THE RISKS INVOLVED. THE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  EACH INVESTOR IS AWARE THAT IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NO GENERAL SOLICITATION WILL BE CONDUCTED AND NO OFFERING LITERATURE OR ADVERTISING IN ANY FORM WILL OR MAY BE EMPLOYED IN THIS OFFERING OF THE SECURITIES, EXCEPT FOR THIS DOCUMENT (INCLUDING AMENDMENTS AND SUPPLEMENTS HERETO) AND THE DOCUMENTS SUMMARIZED HEREIN OR ENCLOSED HEREWITH.  THE ACQUIROR AND REIT MAKE NO REPRESENTATION IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS DOCUMENT (INCLUDING AMENDMENTS AND SUPPLEMENTS HERETO) AND THE DOCUMENTS SUMMARIZED HEREIN OR ENCLOSED HEREWITH. ANY INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, THAT IS NOT CONTAINED IN THIS DOCUMENT MUST NOT BE RELIED UPON.

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of the 13th  day of January, 2022, by, between and among Trophy of Carson Real Estate LLC, a California limited liability company (the “Contributor”), and MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Acquiror”).

R E C I T A L S:

A.
Contributor owns fee simple title in and to certain real property located at 22020 Recreation Rd., Carson, California, which real property is more particularly described on Exhibit “A” attached hereto and by this reference made a part hereof.

B.
Contributor desires to contribute and convey all of Contributor’s interests relating to the Property (hereinafter defined) to Acquiror, and Acquiror desires to acquire and accept same from Contributor, each upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the terms, covenants, conditions and representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contributor and Acquiror agree as follows:

1.
Contribution.  Subject to, and on the terms and conditions herein set forth, Contributor hereby agrees to contribute and convey to Acquiror, and Acquiror hereby agrees to accept, all of Contributor’s right, title, and interest in and to the Property.  At Closing, Acquiror will lease the property to Trophy of Carson LLC, a California limited liability company (“Lessee”), pursuant to a Lease Agreement in the form attached hereto as Exhibit “B” (the “Lease”).  The Lease shall be guaranteed by Group of Trophy LLC, a California limited liability company, Trophy Automotive Dealer Group LLC, a Delaware limited liability company, and First City Investment Group LLC, a Delaware limited liability company (individually and collectively, “Guarantor”) pursuant a written agreement in form and substance reasonably satisfactory to Acquiror and Guarantor (the “Guaranty”).

2.
Property Description.  As used in this Agreement, the term “Property” shall mean all of the right, title and interest of the Contributor in and to the following:

(a)
All of the right, title and interest of Contributor in and to that certain real property that is described on Exhibit “A” attached hereto and by this reference made a part hereof together with all buildings, structures, easements, rights of way and improvements located thereon or appurtenant thereto (the “Real Property”);

(b)
Together with, (i) all fixtures affixed to the Real Property (other than any fixtures, furniture, or equipment owned by Lessee and to avoid any confusion, the car wash, lifts, service bays, and any and all fixtures necessary for Lessee’s business are owned by Lessee, provided that Lessee may only remove the car wash, lifts, service bays and other fixtures necessary for Lessee's business in the ordinary course of business and as necessary to replace those fixtures); (ii) all plans, specifications and studies pertaining to the Real Property in Contributor’s possession or under its control; (iii) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; and (iv) all easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property; and

(c)
All leases, subleases and rights thereunder relating to the Real Property, including, but not limited to, all cell tower, billboard, and any other tenant leases that Acquiror does not require to be terminated prior to Closing;

With all of the foregoing items in clauses (a) through (c) above, now or hereafter existing, collectively, the “Property”.

3.
Contribution Consideration; Class C Units; Other Agreements.

(a)
General.  Acquiror’s sole general partner is Modiv Inc., a Maryland corporation (the “REIT”).  The REIT is a real estate investment trust whose common stock has a par value of $0.001 per share (the “Stock”).  The REIT intends to list the shares of the Stock for trading on the New York Stock Exchange (the “NYSE”).

(b)
Contribution Consideration.  Subject to the provisions of Sections 3(c) and 3(d) below, the aggregate consideration to be delivered to Contributor by Acquiror for the Property (the “Contribution Consideration”) shall consist of that number (the “Total Class C Unit Amount”) of Class C Units (as defined in the Third Amended and Restated Limited Partnership Agreement (hereinafter defined)) that is equal to the quotient of (A) the Total OP Unit Value divided by (B) $25.00.

As used in this Agreement, the following terms shall have the meaning hereinafter specified in this Section 3(b):

Existing Indebtedness Payoff Amount shall mean the amount necessary to pay in full, as of the Closing, the outstanding balance of the Third Party Loan (hereinafter defined), including unpaid principal and interest and any related charges and other fees and expenses that would be payable with respect to the Third Party Loan, and any Prepayment Fees (defined below) payable with respect to the payoff of the Third Party Loan.

Gross Dollar Value shall mean Sixty-Nine Million Two Hundred and Seventy Thousand Dollars ($69,275,000.00).

Total OP Unit Value shall mean the aggregate of: (A) the Gross Dollar Value, minus (B) the Existing Indebtedness Payoff Amount.

(c)
If the calculation of the Total Class C Unit Amount would result in a fraction of a Class C Unit being delivered to Contributor, then such fraction shall be rounded up or down to the nearest whole number.  Each Class C Unit issued by Acquiror pursuant to this Agreement shall have the rights and preferences and be subject to the restrictions specified in this Agreement and the Third Amended and Restated Limited Partnership Agreement.  For reference purposes, the Class C Units issued to Contributor pursuant to this Agreement are, from time to time, collectively referred to as the “Units” and each individually referred to as a “Unit”.  As used in this Agreement, the term “Third Amended and Restated Limited Partnership Agreement” shall mean and refer to the Third Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP dated February 1, 2021, as amended.

(d)
Issuance of Class C Units to Unit Recipients.  At Closing, Acquiror will issue and deliver Class C Units to the following (the “Unit Recipient”):

Name of Unit Recipient	Share of Total Class C Unit Amount
Group of Trophy, LLC	100%

The parties agree that the Class C Units are being issued directly to Unit Recipient for the convenience and at the request of Contributor and its direct and indirect Members and, for state law purposes, shall be deemed to be the issuance of the Class C Units to Contributor followed by: (i) the distribution of the Class C Units by Contributor to its sole member, Trophy of Carson LLC and (ii) the distribution of the Class C Units by Trophy of Carson LLC to its sole member, Group of Trophy, LLC.

(e)
Redemption of Class C Units.  Subject to the terms and conditions contained in the Third Amended and Restated Limited Partnership Agreement and the provisions of this Agreement, the Class C Units shall be redeemable for cash or, at the REIT’s option, exchangeable for shares of the Stock (“REIT Shares”). Prior to effectuating any redemption for REIT Shares pursuant to this Section 3(e), Unit Recipient agrees to provide any information that may be reasonably requested in connection with any share ownership waiver required under the REIT’s charter.

(f)
Third Party Loan. As used herein the term “Third Party Loan” shall mean (i) that certain loan evidenced by a Promissory Note in the original principal amount of $37,591,139.08 dated June 24, 2020 in which Contributor appears as Borrower and Mercedes Benz Financial Services, LLC, a Delaware limited liability company appears as Lender (the “Third Party Note”), which Third Party Note is secured by a mortgage or deed of trust against the Property and which will have an outstanding principal balance of $36,465,449.12 as of January 18, 2022, with per diem interest of $4,030.65 for each additional day.  For references purposes, the documents evidencing and/or securing the Third Party Loan, are hereinafter collectively referred to as the “Third Party Loan Documents”.  At Closing, Acquiror shall pay, solely from Refinancing Proceeds, in full the outstanding balance owing with respect to the respective Third Party Loan, including unpaid principal and interest and any related charges and other fees and expenses and any prepayment fees or prepayment penalties payable with respect to the Third Party Loan (collectively the “Prepayment Fees”). “Refinancing Proceeds” means proceeds of an advance on Aquiror’s line of credit to pay off the Third Party Loan, the principal balance of which advance shall not be paid off prior to the second anniversary of the contribution of the Property to Acquiror pursuant to this Agreement (other than by refinancing such amount with new debt of Acquiror, which shall be subject to the same payoff restriction).

(g)
Transfer Restrictions.  By executing and delivering this Agreement, each Unit Recipient agrees that such Unit Recipient may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the Class C Units issued and delivered to such Unit Recipient in connection with this transaction (any of the foregoing, a “Transfer”) in strict compliance with this Agreement, the Third Amended and Restated Limited Partnership Agreement, the charter documents of the REIT and the registration and other provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder (the “Securities Act”)), any state securities laws, the rules of the NYSE, in each case as may be applicable (collectively, the “Transfer Requirements”).

(h)
Board Observer Rights.  As long as the Unit Recipient or any of its affiliates own more than five percent (5%) of the REIT’s issued and outstanding capital stock (on a fully-diluted basis), the REIT shall, subject to review of a customary background check, invite Nasser Watar to attend the meetings of its Board of Directors (the “Board”) during which the Board is asked to approve the quarterly and annual reports filed with the Securities and Exchange Commission (excluding executive sessions of the independent directors) in a nonvoting observer capacity and, in this respect, shall give such representative copies with such quarterly or annual reports that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Mr. Watar shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the REIT reserves the right to withhold any information and to exclude Mr. Watar from any meeting or portion thereof if access to such information or attendance at such meeting could result in disclosure of trade secrets or a conflict of interest or adversely affect the attorney-client privilege between the REIT and its counsel, or if the REIT reasonably determines that the Unit Recipient, Mr. Watar or any of their affiliates is a competitor of the REIT or an officer, employee, director or greater-than-5% shareholder of a competitor.

(i)
Lock-Up Period.  By executing and delivering this Agreement, the Unit Recipient agrees that until the close of the period immediately following the Closing Date and ending on the earlier of (a) the first anniversary of the date on which the REIT Shares are listed for trading on the NYSE or similar national securities exchange, or (b) March 31, 2023 (the “Lock-Up Period”) such Unit Recipient shall not have the right to require Acquiror to redeem any Units held by such Unit Recipient under the Third Amended and Restated Limited Partnership Agreement.  If such Unit Recipient transfers any Units, such Units shall remain subject to this Section 3(i) and, as a condition to the validity of such disposition and in addition to any other Transfer Requirements, the transferee of such Units shall be required to assume, in a form acceptable to Acquiror, the obligations of this Section 3(i) with respect to such Units. Thereafter, such transferee shall, for purposes of this Section 3(i), be a Unit Recipient.

(j)
Pledge of Units.  Notwithstanding the provisions of Section 3(i) above, both prior to and after the expiration of the Lock-Up Period, each Unit Recipient may (in each case, in strict compliance with the Transfer Requirements) pledge or encumber (to or for the benefit of an institutional lender, which, in addition to banks, shall include, without limitation, securities firms, broker/dealers and other entities engaged in the business of commercial lending) such Unit Recipient’s Units.  Acquiror agrees to review each request by a Unit Recipient that Acquiror consent to such Unit Recipient’s pledging or encumbering such Unit Recipient’s Units on a case by case basis; provided, however, that such consent shall not be unreasonably denied, withheld or delayed.

(k)
Permitted Transfers.  Furthermore, subject to Section 3(g) and Section 3(i), but notwithstanding anything to the contrary in Section 9.2 of the Third Amended and Restated Limited Partnership Agreement, Acquiror agrees to not unreasonably withhold or delay its consent with respect to any Transfer of Units by a Unit Recipient (i) to a Guarantor, or (ii) for estate planning objectives, including the assignment, sale, transfer or conveyance of Units (Y) to parents, spouses, siblings, descendants, and/or ancestors of any individuals who own and control such Unit Recipient, and (Z) to trusts, family trusts, partnerships, limited liability companies, family limited partnerships or other entities established for estate planning purposes by any individuals who own and control such Unit Recipient.

(l)
Further Assurances.  Each party hereto will execute such further documents and take such further actions as may be reasonably requested by the other to consummate the transactions contemplated by this Agreement, to vest the Acquiror with full right, title and interest in and to the Property, to vest each Unit Recipient with full right, title and interest in and to the Class C Units to be issued to such Unit Recipient, or to effect the other purposes of this Agreement.

(m)
Tax Treatment.  The contribution, transfer, conveyance and assignment of the Property in exchange for the Contribution Consideration effectuated pursuant to this Agreement is intended to, except to the extent of gain recognized as a distribution in excess of basis under Section 731 of the Code on account of a reduction in the amount of liabilities allocable to Contributor under Section 752 of the Code, qualify as a tax-deferred contribution of assets to the Acquiror in exchange for a partnership interest under Section 721(a) of the Code.  The Parties each hereby agree to report the transactions contemplated herein for all income tax purposes (including for purposes of reporting on any income tax returns filed by Acquiror and Contributor) in a manner that is consistent with the provisions of this Section 3(m) and none of the Parties shall take any position (whether in audits, or tax returns or otherwise) that is inconsistent with the provisions of this Section 3(m) unless required to do so by applicable law.

(n)
Survival of Obligations.  The parties agree that the obligations of the parties pursuant to Sections 3(e), 3(f), 3(g), 3(h), 3(i), 3(j), 3(k), and 3(l), and 3(m) shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

4.
Earnest Money Deposit.  Within three (3) business days after the execution of this Agreement, Acquiror shall deposit with First American Title Insurance Company, 18500 Von Karman #600, Irvine, California 92612, Attention: Brian Serikaku (bmserikaku@firstam.com) (“Title Company”) an earnest money deposit in cash in the amount of Five Hundred Thousand Dollars ($500,000) (“Earnest Money Deposit”).  The Earnest Money Deposit, together with any and all interest earned thereon, net of any investment costs, shall hereinafter be referred to as the “Earnest Money Deposit”.  Upon the Closing (as defined below), the Earnest Money Deposit shall be returned to Acquiror.  The “Effective Date” of this Agreement shall be the date inserted on the first page hereof.

The Title Company hereby serves as escrow agent in connection with this Transaction.  This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.  The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.  The Title Company is authorized to pay, from any funds held by it for each party’s respective credit and in accordance with the closing statements executed by both parties, all amounts set forth on the closing statements as necessary to procure the delivery of any documents and to pay, on behalf of Acquiror and Contributor, all charges and obligations payable by them, respectively.  Contributor and Acquiror will pay all charges payable by them to the Title Company.  The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Contributor and Acquiror to do so.  The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Contributor and Acquiror or to interplead such documents and/or funds in an action brought in any such court.  Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

5.
Items from Contributor.  After the Effective Date, Contributor shall deliver to Acquiror legible and complete copies of the documentation or items in the possession or control of Contributor as listed on Exhibit “C” attached hereto and incorporated herein (collectively, the "Due Diligence Materials").  Each such item identified in Exhibit “C” shall be delivered within three (3) business days of the Effective Date.  Acquiror acknowledges that each item identified in Exhibit “C” has already been delivered to Acquiror by Contributor. During the Due Diligence Period, Contributor shall reasonably cooperate with Acquiror’s efforts to obtain a letter or other written evidence from the applicable governmental authority that the Property complies with all current zoning laws, bylaws, ordinances, rules and regulations if the applicable governmental authority issues such letters.  In addition, Contributor agrees that, during the term of this Agreement, Contributor will provide to Acquiror updated reports promptly following the Effective Date.  Acquiror acknowledges and agrees that, except as expressly set forth in Section 14 below neither Contributor, nor Unit Recipient, nor any of their respective agents, employees or contractors, has made any representation or warranty regarding any of the documentation or items listed on Exhibit “C” attached hereto and all information is delivered in “AS IS” condition.

6.
Due Diligence Period.

(a)
Due Diligence Period.  From the Effective Date through January 18, 2022 (“Due Diligence Period”) Acquiror may perform whatever non-invasive investigations, tests and inspections upon the Property in order to determine, in Acquiror’s sole discretion, that the Property is suitable and satisfactory for Acquiror’s intended use of the Property.  Acquiror’s inspections may include the following:

(1)
Property Evaluation.  Acquiror shall have the right to inspect and examine the Property, during regular business hours, to the extent Acquiror deems necessary in its sole discretion, to determine the condition of the Property.  Acquiror and Acquiror’s representatives, consultants, agents and employees shall, during regular business hours and upon no less than 24 hours prior notice to Contributor, who shall be entitled to accompany Acquiror during all inspections, (a) have the right to cause complete environmental reviews and site assessments and inspections of the Property to be made including only a customary Phase I environmental report, (b) have access to all buildings, improvements, storage areas (not under the control of tenants) and, subject to tenant rights, other spaces, equipment and personalty that are included in the Property, and (c) conduct all other necessary feasibility studies, title reports, surveys, soils tests, ground water tests, engineering studies, examination of zoning status, building and use permits, sign permits and all other permits required for the Property.  Notwithstanding anything contained herein to the contrary, Acquiror shall not conduct any invasive testing, or so-called Phase II Study, of the Property without first obtaining Contributor’s prior written consent which may be withheld in his sole discretion. While conducting such investigations, tests and studies, Acquiror shall not unreasonably disturb or interfere with Contributor’s business, tenants or employees or with access to or from the Property.

(2)
Evaluation of Business.  In addition to Acquiror’s inspection of the documents provided by Contributor pursuant to Section 5, during the Due Diligence Period, Acquiror, and its agents and accountants, shall have the right to inspect and examine all non-privileged, non-confidential business and service records, tenant files, leases, service agreements, accounts receivable, accounts payable, books and records of account, computer records, bank deposit receipts and all other such documents relating to the management, operation, income and expense of the Property, including, but not limited to, the Third Party Loan Documents.  Acquiror shall have the right to make photocopies of all records and documents at Acquiror’s expense.  Acquiror will use any such information supplied by Contributor solely to evaluate the business conducted from each Property.  In the event that this transaction does not close for any reason Acquiror will return to Contributor all documents that Acquiror has obtained from Contributor, including the items provided pursuant to Section 5.

(3)
Engineering Report.  During the Due Diligence Period, Acquiror shall also have the right to obtain at Acquiror’s sole cost and expense an engineering report on the Property and all structures thereon, as applicable, issued either internally or by a licensed company acceptable to Acquiror in its sole discretion and issued for the benefit of Acquiror, at Acquiror’s sole cost and expense.

(b)
Right to Extend Due Diligence Period.  If during the Due Diligence Period any third-party investigation obtained by Acquiror recommends a Phase II environmental site assessment or study (a “Phase II Study”) with respect to the Property, Acquiror shall notify Contributor in writing of its desire to conduct such Phase II Study, and should Contributor, in its sole discretion, consent to Acquiror performing the Phase II Study then Acquiror shall have the right to extend the Due Diligence Period and Closing for an additional 21 days to complete the Phase II Study and otherwise continuing Acquiror’s investigation of the environmental condition of the Property, but not beyond the Closing Date.  Should Contributor consent in writing to the conduct of Phase II testing, Acquiror shall exercise Acquiror’s right to extend the Due Diligence Period pursuant to this Section 6(b) by giving Contributor written notice of such exercise at any time prior to the expiration of the Due Diligence Period.

(c)
Acquiror’s Indemnification.  Acquiror shall indemnify, defend and hold Contributor harmless from and against any and all costs, expenses, losses, attorneys’ fees and liabilities resulting directly from the activities of Acquiror and Acquiror’s agents upon the Property under this Agreement.  Acquiror shall repair any damage to the Property that results from such inspections.  The provisions of this Section shall survive the termination of the Agreement.

(d)
Right to Terminate.  Notwithstanding any provision contained herein, in the event that Acquiror determines, in its sole discretion, that the Property is not satisfactory, and Acquiror provides written notice thereof to Contributor on or before expiration of the Due Diligence Period, then in any such event, Acquiror shall have right to terminate this Agreement in which event the Earnest Money Deposit shall be returned to Acquiror and neither Contributor nor Acquiror shall have any further duties or obligations under this Agreement except as otherwise provided herein.  If Acquiror fails to affirmatively terminate this Agreement by written notice to Contributor prior to 5:00 pm (Pacific Time) on the last day of the Due Diligence Period, Acquiror shall be deemed to have approved each and every aspect of the Property and shall proceed to the Closing in accordance with this Agreement.

7.
Survey and Title Matters.

(a)          Title Insurance.  Promptly after the Effective Date, Acquiror will order from the Title Company a current title insurance commitment for a policy (ALTA) of owner’s extended coverage title insurance with respect to the Property (“Title Commitment”) accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment.  The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA extended coverage title insurance policy with respect to the Property in an amount equal to the Gross Dollar Value and include such endorsements that Acquiror may deem appropriate and subject only to the Permitted Exceptions (as defined below) (the “Title Policy”).  The Title Policy shall insure fee simple title to the Property as vested in Acquiror or, subject to the provisions of Section 28 below, Acquiror’s nominee or assignee.

(b)
Survey.  Acquiror may order, at its sole option and expense, an ALTA survey of the Property in a form sufficient to enable Title Company to delete the survey exception from the Title Policy (the “Survey”).

(c)
Zoning.  Acquiror may order, at its sole option and expense, a zoning report for the Property (the “Zoning Report”).  Contributor agrees to reasonably cooperate with Acquiror and its agents in efforts to obtain information, including execution of written requests and releases to third-parties and municipal authorities for such information; provided, however, that the receipt of the Survey and the Zoning Report is done at Acquiror's election and any delay in obtaining the Survey or the Zoning Report shall not extend the Due Diligence Period.

(d)
Title, Survey, and Zoning Objection.  Not later than five (5) days prior to the expiration of the Due Diligence Period, Acquiror shall provide Contributor with written notice of any matters set forth in the Title Commitment, Survey, or Zoning Report to which Acquiror objects and shall set forth the reason for such objection and the desired cure.  Any matters set forth in the Title Commitment or Survey, other than “Monetary Encumbrances” as defined below, to which Acquiror does not object or which have been waived or cured, shall be referred to collectively herein as the “Permitted Exceptions.”  Contributor shall have two (2) days from the date of receiving such notice of Acquiror’s title and zoning objections from Acquiror within which Contributor may elect to have such exceptions removed from the Title Commitment, Survey, and/or Zoning Report or the exceptions cured to the reasonable satisfaction of Acquiror and the Title Company.  In the event Contributor, at Contributor’s discretion, fails or determines not to cure any of Acquiror’s title, zoning and/or survey objections on or before Closing, then Acquiror shall have the right to either (i) waive Acquiror’s objection to said exception or exceptions and consider said title and zoning objection(s) Permitted Exceptions or (ii) terminate this Agreement, in which event the Earnest Money Deposit shall be immediately refunded by Title Company to Acquiror and, except as specifically provided otherwise in this Agreement, the parties shall have no further obligations to each other under this Agreement. Contributor and Acquiror agree that “Monetary Encumbrances” (hereinafter defined) shall not constitute Permitted Exceptions and Contributor shall have the obligation, at or prior to the Closing, to remove all Monetary Encumbrances other than the liens or encumbrances securing the Third Party Loan.  As used herein, the term “Monetary Encumbrances” shall mean mortgages, deeds of trust, and other encumbrances securing an obligation to pay money which arise through or under actions undertaken by Contributor; provided, however, that Monetary Encumbrances shall not include property taxes, assessments, or special taxes for the year in which the Closing occurs and common area maintenance charges, if any, which are not yet due and payable.

8.
Proration, Closing Date and Closing Procedures and Requirements.

(a)
Closing Date.  The “Closing Date” or “Closing” of this Agreement and the completion of Acquiror’s acquisition of the Property shall occur by 9:00 am Pacific Time on January 21, 2022 or such other date that is acceptable to Acquiror and Contributor.  Closing shall be coordinated and conducted through the Title Company’s office and neither party shall be required to personally attend the Closing.  The “Closing Date” shall be the date on which the “Closing” occurs.  The “Closing” shall be deemed to have occurred when all of the conditions to Closing (as set forth in this Agreement) have either been satisfied or waived, the Title Company holds a settlement statement signed by Contributor, a settlement statement signed by Acquiror and all of the funds and all of the other documents required by this Agreement, and Contributor and Acquiror have authorized Title Company to disburse such funds and deliver such documents in accordance with the provisions of this Agreement.

(b)
Transitional Walk-Through.  Within ten (10) days prior to Closing, Acquiror’s operational staff shall have the right to conduct a walk-through of the Property with representatives of Contributor in order to prepare for and assist in the transition of management at Closing.

(c)
Conveyance of Title and Delivery of Closing Documents.  On or prior to the Closing Date, the parties shall either deliver or cause to be delivered the following to the Title Company:

(1)
The original “Deed” executed and notarized by Contributor in the form attached hereto as Exhibit “D - 1”, pursuant to which Contributor shall convey the Property to Assignor, and the “Assignment” executed by Acquiror and Contributor in the form attached hereto as Exhibit “D - 2”, pursuant to which Contributor shall assign all warranties and intangible property relating to the Property to Acquiror.

(2)
A certificate of non-foreign status ("FIRPTA Certificate"), or form W-9, duly executed by Contributor.

(3)
A duly completed California Form 593-C (Real Estate Withholding Certificate) duly executed by Contributor.

(4)
Two (2) original counterparts of the Lease, duly executed by Lessee and Contributor.

(5)
One (1) original of the Guaranty, executed by the Guarantors.

(6)
One (1) original of the joinder to the Third Amended and Restated Limited Partnership Agreement, executed by Unit Recipient.

(7)
A closing statement, duly executed by Contributor and Acquiror, reflecting all adjustments, prorations and credits in accordance with this Agreement, as prepared by the Title Company and reasonably approved by Contributor (“Closing Statement”).

(8)
A payoff letter from Mercedes Benz Financial Services, LLC, for complete and full repayment of amounts owed, plus accrued and unpaid interest and any prepayment fees or penalties or other expenses or fees, under the Third Party Note.

(9)
Fully executed Accedited Investor Questionnaire approved and confirmed by Acquiror.

(d)
Prorations.  In view of the Lease of the Property to Lessee pursuant to the Lease and Lessee’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Contributor and Acquiror at Closing.  All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by Contributor at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of the Lease.

(e)
Closing Costs.  Contributor shall pay (i) all filing and recording fees relating to documents required to clear Monetary Encumbrances, (ii) all filing and recording fees relating to the Deed and other documents necessary to transfer title from Contributor to Acquiror, (iii) one-half of any escrow and closing fees charged by the Title Agency, (iv) all taxes (including, but not limited to, transfer taxes, transfer fees, documentary taxes) relating to the transfer of title to the Property, (v) the cost of the standard coverage owner’s Title Policy, and (vi) all fees associated with property condition reports, surveys, zoning reports, appraisals and Phase I reports.  Acquiror shall pay (i) one-half of any escrow and closing fees charged by the Title Agency; (ii) the cost of extended coverage with respect to the owner’s Title Policy, and (iii) the cost of any extended coverage Title Policy and lender’s Title Policy and any endorsements to the Title Policy.

(f)
Transfer of Possession and Risk of Loss.  Possession of the Property shall be transferred to Acquiror at the start of business on the Closing Date.  Subject to Section 10 below, all risks of loss with respect to the Property shall be borne by Contributor until the Closing.

9.
Covenants of Contributor.  Contributor covenants and agrees as follows:

(a)
Conduct of Business.  Up to the time of Closing, Contributor shall (i) operate the business conducted at the Property in the ordinary and usual course of business and in a manner that is consistent with good business practices, (ii) use commercially reasonable efforts to preserve intact the Property and the good will of Contributor with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of the business conducted on the Property, (iii) perform Contributor’s material obligations under all contracts or other agreements affecting the Property, and (iv) not take any action or omit to take any action which would cause any of the representations or warranties of Contributor contained herein to become inaccurate or any of the covenants of Contributor to be breached. Notwithstanding anything to the contrary in this Section 9(a), except in the ordinary course of business of Contributor, Contributor shall not, without Acquiror’s written consent (which consent will not be unreasonably withheld, conditioned or delayed), enter into any lease agreements with tenants or modify or extend existing Leases on the Property.

(b)
Existing Notes & Mortgages.  Until the earlier of the Closing or termination of this Agreement, Contributor shall not modify, alter or amend the Third Party Loan Documents or any other existing note or mortgage encumbering any of the Property, nor shall Contributor further encumber any of the Property without the prior written consent of Acquiror, or allow any existing note or mortgage encumbering the Property to be in default in any material respect.

(c)
Further Contracts.  Up to the earlier of the Closing or the termination of this Agreement, and except in the ordinary course of business, Contributor shall not, without Acquiror’s prior written approval (which approval may be withheld in Acquiror’s sole and absolute discretion), enter into any further agreements or contracts relating to the Property that cannot be terminated upon thirty (30) days’ notice without cost to Acquiror.

(d)
Warranties and Guaranties.  Contributor shall not, before or after the Closing Date or earlier termination of this Agreement, release or materially and adversely modify any warranties or guarantees, if any, of manufacturers, suppliers and installers related to the Property or any part thereof, except with the prior written consent of Acquiror, which consent may be withheld in Acquiror’s sole and absolute discretion. The provisions of this Section 9(d) shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

(e)
Lease.  Concurrently with the Closing, Unit Recipient shall cause Lessee to enter into the Lease with Acquiror.

(f)
Maintenance of Property.  Until the Closing, Contributor shall maintain the Property in good operating and repair in accordance with current practices.

(g)
Reserved.

(h)
Insurance.  Until the Closing, Contributor shall pay the premiums on, and shall not cancel or voluntarily allow to expire, any of Contributor’s insurance policies relating to the Property unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.  Contributor agrees to provide contact information for its insurance brokers, and hereby authorizes Acquiror and its agents to contact Contributor’s insurance brokers and insurers for the purpose of obtaining loss histories related to the Property, plus certificates of insurance evidencing such insurance for the current policy year.  Effective as of the Closing, Acquiror shall extend coverage to the existing title insurance policy.  Contributor agrees to cooperate reasonably with Acquiror in such insurance matters.

(i)
Sales and Use Taxes.  Contributor shall fully and completely pay, when due, all sales and use taxes arising from or relating to Contributor’s operations on the Property prior to Closing.

10.
Damage to Property.  If prior to the Closing the Property is materially affected in any way as a result of any fire, flood, earthquake, similar acts of nature or other acts of destruction (as determined by Acquiror in its sole discretion), Acquiror shall have the option to (a) proceed with the Closing with respect to the Property, taking the Property in its un-restored condition together with any insurance proceeds or the right to receive such insurance proceeds, and the rights to any other claims arising as a result of such material or adverse change, with no adjustment to the Gross Dollar Value; or (b) terminate this Agreement.  Upon a termination of this Agreement pursuant to this Section 10, Title Company shall return the Earnest Money Deposit to Acquiror and the parties shall have no further liability to one another hereunder with respect to the Property except to the extent expressly stated otherwise in this Agreement.  For purposes of this Section 10 and Section 11 below “material” portion of the Property shall mean (a) loss or damage in an amount in excess of Five Hundred Thousand Dollars ($500,000), as estimated by a duly licensed architect or general contractor selected by Contributor and reasonably acceptable to Acquiror, or a loss or damage that results in the permanent loss of parking for the Property that causes the Property not to comply with applicable zoning laws (including parking requirements), or (b) with respect to a condemnation proceeding, any condemnation that results in the permanent loss of parking for the Property that causes the Property not to comply with applicable zoning laws (including parking requirements).

11.
Eminent Domain.  If prior to the Closing proceedings are commenced or threatened for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Acquiror, would render the Property unacceptable to Acquiror as a automotive dealership facility, Acquiror shall have the right, by giving written notice to Contributor within twenty (20) days after Contributor gives written notice to Acquiror of the commencement of such proceedings, to terminate this Agreement.  If before the Closing, proceedings are commenced or threatened for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Acquiror has the right to terminate this Agreement pursuant to the preceding sentence but Acquiror does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing, the condemnation award (or, if not therefore received, the right to receive such award) payable on account of each such taking shall be transferred by Contributor to Acquiror and Acquiror and Contributor shall proceed to Closing in accordance with the terms of this Agreement without a reduction in the Contribution Consideration.  Contributor shall give notice of such proceedings to Acquiror within five (5) days after Contributor receives notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.  Upon a termination of this Agreement pursuant to this Section 11, Title Company shall return the Earnest Money Deposit to Acquiror and the parties shall have no further liability to one another hereunder except to the extent expressly stated otherwise in this Agreement.

12.
Conditions to Acquiror’s Obligations.  Acquiror’s obligation to acquire the Property pursuant to this Agreement or otherwise perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

(a)
The representations, warranties and covenants of Contributor and each Unit Recipient contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b)
Contributor shall have performed and complied in all material respects with all covenants and agreements contained herein which are to be performed and complied with by Contributor at or prior to the Closing Date.

(c)
Contributor shall have delivered to the Title Company:  (i) the Deed conveying good and marketable title to the Property to MDV Trophy of Carson CA LLC, a wholly-owned special purpose subsidiary of Acquiror, subject to Permitted Exceptions; (ii) an assignment of the billboard lease; (iii) the Lease and the Guaranty; (iv) an assignment of warranties and intangible property owned by Contributor; and (iv) a signed closing statement.

(d)
Contributor shall have delivered to the Title Company a certificate of an officer, manager or general partner, as applicable, of each of Contributor, Lessee and each Guarantor, together with copies of each entity’s (A) articles of organization or certificate of formation, as applicable, amended to date; (B) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (C) resolutions authorizing the transaction and the execution of this Agreement and the other transaction documents, and identifying the person(s) authorized to execute this Agreement and the other transaction Documents; and (D) original certificates of good standing or similar documents from the states in which each entity was organized or formed, and original certificates of qualification or similar documents from the state where the Property is located;.

(e)
The Title Company shall be irrevocably and unconditionally committed to issuing the Title Policy insuring title in the name of MDV Trophy of Carson CA LLC upon Closing.

(f)
There shall be no pending actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the Property in any material way, or relating to or arising out of the ownership or operation of the Property, and continuing after the date of this Agreement in any court or before or by a federal, state, county, municipal department, commission, board, bureau, or agency or other governmental instrumentality.

(g)
No default shall have occurred and be then continuing with respect to the Third Party Loan and no event shall have occurred and be then continuing which, with the giving of notice or lapse of time, or both, shall constitute such a default that would have an economic effect on the Third Party Loan.

(h)
Reserved.

(i)
In the event any of the foregoing conditions or other conditions to this Agreement are not fulfilled, and are not waived by Acquiror on or before the Closing, Acquiror may terminate this Agreement.  Upon a termination of this Agreement pursuant to this Section 12(i), Title Company shall return the Earnest Money Deposit to Acquiror and the parties shall have no further liability to one another hereunder with respect to the Property except to the extent expressly stated otherwise herein.  Acquiror shall have the right to waive, in its sole and absolute discretion, any of the conditions precedent set forth in this Section 12, and the election by Acquiror to proceed with the Closing as to a particular Property with the actual knowledge that a condition precedent has not been satisfied, shall be deemed Acquiror’s waiver of such condition precedent for such Property to the extent any such Acquiror condition precedent has not been previously satisfied or waived.

Neither Acquiror nor Contributor shall willfully or in bad faith act or fail to act for the purpose of permitting any of Acquiror’s Conditions in this Section 12 to fail.

13.
Conditions to Contributor’s Obligations.  Contributor’s obligation to convey the Property or otherwise perform Contributor’s obligations under this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

(a)
The representations, warranties and covenants of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b)
Acquiror shall have performed and complied in all material respects with all covenants and agreements contained herein which are to be performed and complied with by Acquiror at or prior to the Closing Date.

(c)
Acquiror shall have delivered to Contributor:  (i) a countersigned copy of the Lease; (ii) a countersigned copy of the assignment of warranties and intangible property owned by Contributor, (iii) an executed closing statement, and (iv) any and all documents required of Acquiror by the Title Company in order for the Closing to occur.

(d)
In the event any of the foregoing conditions or other conditions to this Agreement are not fulfilled, and are not waived by Contributor on or before the Closing, Contributor may terminate this Agreement.  Upon a termination of this Agreement pursuant to this Section 13(d), Title Company shall, subject to the provisions of Section 24(d) below, return the Earnest Money Deposit to Acquiror and the parties shall have no further liability to one another hereunder with respect to the Property except to the extent expressly stated otherwise herein.  Contributor shall have the right to waive, in Contributor’s and absolute discretion, any of the conditions precedent set forth in this Section 13, and the election by Contributor to proceed with the Closing with the actual knowledge that a condition precedent has not been satisfied, shall be deemed Contributor’s waiver of such condition precedent to the extent any such condition precedent has not been previously satisfied or waived.

Neither Acquiror nor Contributor shall willfully or in bad faith act or fail to act for the purpose of permitting any of Acquiror’s Conditions in this Section 13 to fail.

14.
Contributor’s Representations and Warranties.

(a)
Contributor makes the following representations and warranties, as of the date hereof and the Closing Date, each of which is material and is being relied upon by Acquiror:

(1)
Contributor is a limited liability company duly formed, validly existing and in good standing in the state of its organization and is duly qualified to do business in California.

(2)
Contributor has the full power and authority necessary to enter into, deliver and perform this Agreement, the other agreements contemplated hereby and any other documents or instruments to be executed and delivered by Contributor at Closing.  The execution and delivery of this Agreement by Contributor and the consummation by Contributor of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Contributor and will not, with or without the giving of notice, lapse of time or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of, (1) the organizational documents, including the bylaws and charter, if any, of Contributor, (2) any agreement, document, instrument or other undertaking to which Contributor is a party or by which Contributor, its interests or any of its assets or properties are bound, or (3) any applicable law, or any judgment, writ, injunction, decree, statute, order, rule or regulation applicable to Contributor or by which its interests or any of its assets or properties are bound, or (4) result in the creation of any lien upon the Property.  This Agreement has been duly executed and delivered by Contributor and constitutes a valid and legally binding obligation of Contributor, enforceable against Contributor in accordance with and subject to its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.  The signatures on this Agreement for and on behalf of Contributor are genuine, and the signatory for Contributor has been duly authorized to execute the same on behalf of Contributor.

(3)
No agreement concerning or restricting the sale of the Property is in effect and no person or entity has any right or option to acquire any of the Property other than Acquiror.

(4)
To Contributor’s knowledge, at Closing, other than the billboard lease described on Exhibit “C”, no lease or license for the Property, or any portion of the Property, shall be in effect, and no person or entity shall be in possession of, or have the right to possess, the Property or any portion of the Property, except for Lessee.

(5)
Reserved.

(6)
The documents and other information delivered to Acquiror pursuant to Exhibit “C” fairly and accurately represent in all material respects the financial condition and operating results of the Property for the periods indicated.  Since the date of the last financial statement included in the information provided to Acquiror pursuant to this Agreement, there has been no material adverse change in the financial condition or in the operations of the Property.

(7)
No lease commission or similar fee is due or unpaid by Contributor with respect to any lease, and there are no written or oral agreements that will obligate Acquiror, as Contributor’s assignee, to pay any such commission or fee under any lease or extension, expansion or renewal thereof.

(8)
Reserved.

(9)
Contributor has not received any notice from any governmental agency or body indicating an interest in condemning or taking by eminent domain the Property or any portion of the Property, and to the best of Contributor’s knowledge, there is no condemnation or eminent domain proceeding, threatened or pending, and no threatened or pending actions, suits, legal or other proceedings with reference to the Property, and to the knowledge of Contributor, the Property complies, in all material respects, with existing zoning ordinances and other laws, statutes, rules, regulations, and restrictive covenants.

(10)
To Contributor's knowledge, Contributor is not a party or otherwise subject to any commitment, obligation, agreement or litigation that would prevent Contributor from completing the contribution of the Property to Acquiror pursuant to this Agreement or prevent Contributor from continuing the present use of the Property.

(11)
Contributor has not received any written notice of, nor to Contributor’s knowledge there is no threatened present default or breach under any mortgage or other encumbrance encumbering the Property or any covenants, conditions, restrictions, rights-of-way or easements which may affect the Property or any portion or portions thereof.  No default has occurred under the Third Party Loan and no event has occurred which, with the giving of notice or lapse of time, would become a default under the Third Party Loan that would have an economic effect on the Third Party Loan.

(12)
All of Contributor’s liability and casualty insurance policies relating to the Property are valid and are in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by Contributor on or before the due date therefore.

(13)
(a) all material tax returns and reports required to be filed with respect to the Property immediately prior to the transactions contemplated by this Agreement have been timely filed (after giving effect to any applicable filing extension periods) and all such returns and reports are accurate and complete in all material respects, (b) all material taxes required to be paid prior to the date hereof with respect to the Property have been paid (c) no material deficiencies for any taxes have been proposed, asserted or assessed with respect to the Property, and no requests for waivers of the time to assess any such taxes are pending, and (d) for tax purposes, the Contributor is, and at all times during its existence has been either (i) a partnership or limited liability company taxable as a partnership (rather than an association or a publicly traded partnership taxable as a corporation) or (ii) a disregarded entity.

(14)
No Act of Bankruptcy has occurred with respect to Contributor.  For purposes of this Agreement, “Act of Bankruptcy” shall mean if a party hereto or any shareholder, officer, director, partner, member, manager or other similar person thereof shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any corporate, partnership, or limited liability company action or other similar action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any shareholder, officer, director, partner, member, manager or other similar person thereof, in any court of competent jurisdiction seeking: (a) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (b) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (c) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

(15)
Neither Contributor, nor to Contributor’s knowledge, any member, manager, partner or shareholder of Contributor, nor, to Contributor’s knowledge, any person or entity with actual authority to direct the actions of any member, partner or shareholder of Contributor, nor, to Contributor’s knowledge, any other person or entity holding any legal or beneficial interest whatsoever in Contributor, (a) is named on any list of persons, entities and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the Effective Date, or any similar list known to Contributor or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (b) is included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the persons, entities or governments referred to or described in the OFAC Lists, or (c) has knowingly conducted business with or knowingly engaged in any transaction with any of the persons, entities or governments named on any of the OFAC Lists or any of the persons, entities or governments  included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to Contributor’s knowledge, otherwise associated with any of the persons, entities or governments  referred to or described in the OFAC Lists.

(16)
To the best of Contributor’s knowledge, gas, electricity, water, sanitary and storm sewerage, and telephone services enter the Property directly from a public street and are in good working order, and these services are adequate for the present needs of the Property in its use as a automotive dealership facility, and Contributor has no notice otherwise.

(17)
Contributor has no knowledge of any material latent defects or material adverse facts that exist with respect to the physical condition of the Property which is anticipated to impact Lessee's operation at the Property or Acquiror’s ownership of the Property, which have not been specifically disclosed in writing to Acquiror, including, without limitation, adverse soil conditions.

(18)
Contributor has not received any written notices from governmental authorities or any property owners association pertaining to violation of law or governmental regulations or covenants, conditions and restrictions (CC&Rs) with respect to the Property that remain uncured or unresolved and Contributor does not have knowledge of any existing conditions which, with notice and/or the passage of time, would constitute such a violation.

(19)
Except as set forth in the Due Diligence Materials, the Property and any operations conducted thereon by Contributor: (A) comply with and have previously been operated in compliance with applicable environmental laws and such use, maintenance, or operation, does not violate and have not violated any applicable environmental law, and (B) are not subject to any existing, pending, or threatened investigation, inquiry or proceeding by any governmental authority or any other entity or person or to any remedial obligations under any environmental law.

(20)
To Contributor's knowledge: (i)  All notices, permits, licenses or similar authorizations that are material to the ownership or operation of the Property, if any, required to be obtained or filed by Contributor under any applicable environmental law in connection with the use of the Property, including, without limitation, present and past treatment, storage, disposal, spill and release of any or all petroleum products (including use of underground storage tanks) and all other Hazardous Substances (as hereinafter defined) into the environment, have been obtained or filed as necessary and complied with; (ii) to the extent required by applicable environmental law, all Hazardous Substances used, produced and generated by Contributor or by others at, by or in connection with a Property or the operations of Contributor have been stored and accumulated in compliance with applicable environmental law; and (iii) no Hazardous Substances have been spilled, disposed of, located on, or otherwise released at, on or to the Property by Contributor except in strict compliance with applicable environmental law, or elsewhere except in accordance with clause (ii) above.  As used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either:  (A) potentially injurious to the public health, safety or welfare, the environment or the Property, (B) regulated, monitored or defined as a hazardous or toxic substance or waste by any governmental authority, or (C) a basis for liability of the owner of a Property to any governmental authority or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos.

(b)
Notwithstanding anything contained in this Agreement to the contrary, Contributor, its subsidiaries and affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge, covenant and agree that Contributor has made its own investigation of the REIT, the Acquiror and their subsidiaries and that neither the REIT, the Acquiror or their subsidiaries nor any of their respective affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the securities (including the Units), assets or Properties of the REIT, the Acquiror or any of their subsidiaries.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may have been shared with Contributor, as well as any information, documents or other materials (including any such materials contained in any “data room”, Drop Box folder, Google Drive or reviewed by Purchaser pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Contributor or any of its affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the REIT, the Acquiror or any of their respective affiliates, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

(c)
In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which Contributor has knowledge prior to Closing, Contributor will immediately disclose the same to Acquiror when first available to Contributor, and, in the event of any material adverse change, Acquiror may, at its election and as its sole remedy, terminate this Agreement, in which event the Earnest Money Deposit shall be immediately refunded to Acquiror.  The “knowledge” of Contributor, as used in this Section 14, means the knowledge of any of Mr. Watar, Chris Paz, Usman Maqsood, Hisam Sabouni or the internal legal team of Contributor and Trophy of Carson LLC, after reasonable inquiry. If, prior to the close of escrow, Acquiror has actual knowledge (whether by notice from Contributor, or otherwise) of the untruth or inaccuracy of, or facts or circumstances which would change materially, any representation or warranty of Contributor in this Agreement (each, an “Exception Matter”), then Acquiror shall have the sole option of:  (i) waiving such breach of representation or warranty and proceeding to close the transaction contemplated in this Agreement; (ii) subject to Contributor’s written agreement and concurrence with Acquiror, adjusting the terms of this Agreement to compensate Acquiror for such change; or (iii) terminating this Agreement, in which event the Earnest Money Deposit and all interest accrued thereon shall be immediately and automatically returned to Acquiror.  If Acquiror elects to proceed with the acquisition of the Property, Acquiror shall consummate the acquisition of the Property subject to such Exception Matter and Contributor shall have no liability with respect to such Exception Matter (except as may be set forth in a written agreement with Contributor pursuant to clause (ii) hereof), notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement.

(d)
The representations and warranties of Contributor set forth in Sections 14(a)(1), 14(a)(2), 14(a)(13), and 14(a)(14) (collectively, the “Surviving Representations”) shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.  All of the representations and warranties of the Contributor set forth in this Agreement other than the Surviving Representations (the “Limited Duration Representations”) shall only survive the Closing for a period of one (1) year following the Closing Date (the “Survival Period”) and shall not be deemed to have merged in any document delivered at the Closing for the time periods set forth.  Acquiror shall notify the Contributor in writing of any prospective claim for breach of representation or warranty promptly after Acquiror has actual notice of a breach of the relevant representation or warranty (but, with respect to the Limited Duration Representations, no later than the expiration of the Survival Period or such claim shall be barred).

15.
Representations and Warranties by Unit Recipient.  The Unit Recipient makes the following representations and warranties, each of which is material and is being relied upon by Acquiror:

(a)
Such Unit Recipient has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, that the execution and delivery of this Agreement by such Unit Recipient and the consummation by such Unit Recipient of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Unit Recipient and will not constitute or result in a breach or default under, or conflict with or violate, any agreement or other undertaking, to which such Unit Recipient is a party or by which such Unit Recipient is bound or with any judgment, decree, statute, order, rule or regulation applicable to such Unit Recipient or such Unit Recipient’s assets, and, if such Unit Recipient is not an individual, will not violate any provisions of the organizational or other formation or governing documents of such Unit Recipient.  This Agreement has been duly executed and delivered by such Unit Recipient and constitutes a valid and legally binding obligation of such Unit Recipient, enforceable against such Unit Recipient in accordance with and subject to its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.  The signatures to this Agreement are genuine, and the signatory, if such Unit Recipient is an individual, has legal competence and capacity to execute the same, or, if such Unit Recipient is not an individual, the signatory has been duly authorized to execute the same on behalf of such Unit Recipient.

(b)
Such Unit Recipient is acquiring Unit Recipient’s Units for such Unit Recipient’s own account (or if such Unit Recipient is a trustee, for a trust account) for investment only, and not with a view to or for sale in connection with any distribution of all or any part of such Units.  Such Unit Recipient hereby agrees that such Unit Recipient shall not, directly or indirectly, transfer all or any part of such Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such Units), except in accordance with the registration provisions of the Securities Act, and the regulations thereunder or an exemption from such registration provisions, with any applicable state or non-U.S. securities laws, and with the terms of this Agreement.  Such Unit Recipient understands that such Unit Recipient must bear the economic risk of an investment in the Units for an indefinite period of time because, among other reasons, the offering and sale of such Units have not been registered under the Securities Act and, therefore, such Units cannot be resold unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available.  Such Unit Recipient also understands that sales or transfers of such Units are further restricted by the provisions of the REIT’s charter or the organizational agreements of the Acquiror, and may be restricted by other applicable securities laws.  If at any time the Units are evidenced by certificates or other documents, each such certificate or other document shall contain a legend stating that (1) such Units (i) have not been registered under the Securities Act or the securities laws of any state; (ii) have been issued pursuant to a claim of exemption from the registration provisions of the Securities Act and any state securities law which may be applicable; and (iii) may not be sold, transferred or assigned without compliance with the registration provisions of the Securities Act and the regulations thereunder and any other applicable federal or state securities laws or compliance with applicable exemptions therefrom; (2) sale, transfer or assignment of such Units is further subject to restrictions contained in the organizational documents of the issuer of such securities and such Units may not be sold, transferred or assigned unless and to the extent permitted by, and in accordance with, the provisions of the partnership agreement of the Acquiror or the charter of the REIT, as applicable; and (3) sale, transfer or assignment of such Units is subject to restrictions contained in this Agreement.

(c)
Such Unit Recipient has received and carefully reviewed the following documents:  (A) the Form 10-K for the year ended December 31, 2020 for the REIT; (B) the annual proxy statement of the REIT for its 2020 annual meeting; (C) the Quarterly Report on Form 10-Q of the REIT for the quarter ended September 30, 2021.  Such Unit Recipient has been afforded the opportunity to ask questions of those persons such Unit Recipient considers appropriate and to obtain any additional information such Unit Recipient desires in respect of the Units and the business, operations, conditions (financial and otherwise) and current prospects of Acquiror and the REIT and has received answers thereto satisfactory to such Unit Recipient from the Acquiror or the REIT or their representatives regarding the terms and conditions of the offering of the Units, and such Unit Recipient has obtained all additional information requested by such Unit Recipient of Acquiror or the REIT and their representatives to verify the accuracy of all information furnished to such Unit Recipient regarding the offering of such Units. Such Unit Recipient represents and warrants that such Unit Recipient has read this Agreement in its entirety and has relied upon and is making his, her or its decision to acquire the Units in exchange for such Unit Recipient’s interests based solely upon his, her or its review and evaluation of this Agreement and is not relying on the REIT, the Acquiror or any of their subsidiaries, affiliates or any of their respective representatives or agents with respect to any tax or other economic considerations involved in connection with the receipt of the Units.  Such Unit Recipient represents and warrants that such Unit Recipient has been advised to consult with his, her or its tax, legal and other advisors regarding the receipt of the Units and its effects, the tax consequences of Contributor making and not making a contribution hereunder, and has obtained, in such Unit Recipient’s judgment, sufficient information to evaluate the merits and risks of an exchange and investment hereunder.  Such Unit Recipient has not been furnished with and has not relied on any oral or written representation in connection with the offering of the Units that is not contained in this Agreement.

(d)
Such Unit Recipient, with its purchaser representative, if any and as applicable, has such knowledge and experience in financial and business matters such that such Unit Recipient is capable of evaluating the merits and risks of acquiring the Units, and that such Unit Recipient has evaluated the risks of investing in the Units and has determined that they are a suitable investment for such Unit Recipient.  Such Unit Recipient represents and warrants that such Unit Recipient understands that an investment in the Units is a speculative investment that involves very significant risks and tax uncertainties and that such Unit Recipient is prepared to bear the economic, tax and other risks of an investment in the Units for an indefinite period of time, and is able to withstand a total loss of such Unit Recipient’s investment in the Units.

(e)
Prior to Closing, such Unit Recipient will complete, sign and return an Accredited Investor Questionnaire substantially in the form attached hereto as Exhibit “E” and by this reference made a part hereof (“Accredited Investor Questionnaire”).  Such Unit Recipient will, upon request, execute and/or deliver any additional documents deemed by the Acquiror to be necessary to confirm such Unit Recipient’s status and suitability.

(f)
Such Unit Recipient represents and agrees that such Unit Recipient is not and will not be (1) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (2) a “plan” within the meaning of Section 4975 of the Code, or (3) any person or entity whose assets include or are deemed to include the assets of any such “employee benefit plan” or “plan” by reason of Section 2510.3-101 of the Regulations of the U.S. Department of Labor or otherwise.  Such Unit Recipient will, upon request, execute, deliver and/or provide any additional documents deemed by the Acquiror to be necessary to confirm the foregoing.

(g)
Such Unit Recipient represents and warrants that the signature pages correctly set forth, for such Unit Recipient, (1) the principal residence of such Unit Recipient if such Unit Recipient is a natural person, (2) the place of business (or, if there is more than one place of business, the chief executive office) of such Unit Recipient if such Unit Recipient is a corporation, partnership, limited liability company, business trust or other entity (an “Entity”), (3) the state of incorporation, organization or formation if such Unit Recipient is an Entity other than a general partnership, (4) the information specified in clauses (1) and (2) of this subsection 15(g) as to each trustee of such Unit Recipient if such Unit Recipient is a trust (other than a business trust) and such trustee is a natural person and (5) the information specified in clauses (2) and (3) of this subsection 15(g) as to each trustee of such Unit Recipient if such Unit Recipient is a trust (other than a business trust) and such trustee is an Entity.

(h)
Such Unit Recipient is not a foreign person and is not owned directly or indirectly, in whole or in part, by a foreign person as determined for purposes of the Code and the regulations promulgated thereunder.

(i)
Such Unit Recipient has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any Person with respect to this Agreement or its acquisition of Units contemplated hereby, except for any such Person the fees and expenses for which such Unit Recipient shall be solely responsible for and pay.

(j)
Such Unit Recipient acknowledges, understands and agrees that, as of the date hereof, no public market exists for the Units or the REIT Shares, and that neither the REIT nor the Acquiror makes any assurances that a public market will ever exists for the REIT Shares or the Units. Such Unit Recipient further acknowledges, understands and agrees that, although the Acquiror intends to list the REIT Shares on the NYSE, neither the Acquiror nor the REIT guarantees or provides any assurances that such a listing will occur in the near future or at all.  In addition, such Unit Recipient acknowledges, understands and agrees that the implied value per share of the Units of $25.00 per Unit is based on a discount to the most recently reported estimated net asset value per REIT Share of $27.29, and that the market price for the REIT Shares following a listing may be higher or lower than $25.00 per share.

(k)
Notwithstanding anything contained in this Agreement to the contrary, such Unit Recipient and its subsidiaries and affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge, covenant and agree that such Unit Recipient has made its own investigation of the REIT, the Acquiror and their subsidiaries and that neither the REIT, the Acquiror or their subsidiaries nor any of their respective affiliates, directors, officers, employees, stockholders, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the securities (including the Units), assets or Properties of the REIT, the Acquiror or any of their subsidiaries.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may have been shared with such Unit Recipient, as well as any information, documents or other materials (including any such materials contained in any “data room”, Drop Box folder, Google Drive or reviewed by Purchaser pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to such Unit Recipient or any of its affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the REIT, the Acquiror or any of their respective affiliates, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

(l)
The provisions of this Section 15 shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

16.
Remaking of Contributor and Unit Recipient Warranties and Representations at Closing.  The representations and warranties made in this Agreement by Contributor and each Unit Recipient, as the case may be, shall be deemed remade by Contributor and each Unit Recipient, as the case may be, as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time.  If prior to the Closing, Contributor or any Unit Recipient learns of any facts or circumstances which make any warranty or representation contained in this Agreement untrue, incorrect, or misleading in any material respect, Contributor and/or such Unit Recipient shall give Acquiror prompt written notice of such facts or circumstances.  If either (a) matters occurring after the Effective Date of this Agreement render Contributor (or any Unit Recipient) unable to remake a representation or warranty as of the Closing Date, and Contributor (or such Unit Recipient) specifically so advises Acquiror, in writing at or prior to Closing, of the particular circumstances rendering any representation or warranty untrue, or (b) prior to Closing Acquiror learns of any facts or circumstances which make any warranty or representation made in this Agreement by Contributor or any Unit Recipient untrue, incorrect, or misleading in any material respect and, as of the Effective Date, the party making such warranty or representation did not have knowledge of such facts or circumstances, the party making such warranty or representation shall not have any liability to Acquiror with respect to such warranty or representation and the failure to remake such representation or warranty shall not constitute a default hereunder by Contributor (or such Unit Recipient), except in the event or to the extent that the untruth of such representation or warranty is the result of any willful or intentional act of Contributor (or anyone acting at his, her or its request) or willful or intentional failure to act on the part of such Unit Recipient (or anyone acting at his, her or its request) and in breach of this Agreement.  Notwithstanding anything to the contrary in this Section 16, the continuing truth and accuracy in all material respects of all representations and warranties made by Contributor or each Unit Recipient in this Agreement shall be a condition precedent to Acquiror’s obligation to Close.

17.
Acquiror’s Representations and Warranties.  Acquiror makes the following representations and warranties, each of which is material and is being relied upon by Contributor and each Unit Recipient:

(a)
Acquiror is a limited partnership duly formed, validly existing and in good standing as a Delaware limited partnership and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business, except where the failure to so qualify would not materially and adversely affect the financial condition, business or operations of Acquiror or have a material adverse effect of Acquiror’s ability to perform Acquiror’s obligations under this Agreement.

(b)
Acquiror has all partnership power under the Third Amended and Restated Limited Partnership Agreement and its certificate of limited partnership to enter into this Agreement and all other documents and agreements executed by it in connection with the transaction that is the subject of this Agreement (this Agreement and all such other documents and agreements, collectively the “Acquiror Transaction Documents”) and at or prior to Closing Date to perform its obligations under the Acquiror Transaction Documents.

(c)
The Acquiror is not in material violation of any of its organizational documents.  To the Acquiror’s knowledge, Acquiror is not in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a material default, under any agreement the violation of which would have a material adverse effect on Acquiror’s ability to perform Acquiror’s obligations under this Agreement.

(d)
The Third Amended and Restated Limited Partnership Agreement is in full force and effect and has not been further amended or modified.

(e)
The execution and delivery to Contributor by Acquiror of the Acquiror Transaction Documents, and the performance of all obligations of Acquiror under the Acquiror Transaction Documents, are permitted under the Third Amended and Restated Limited Partnership Agreement and will at Closing have been duly authorized by all requisite partnership action.  The Acquiror Transaction Documents will, when executed and delivered by Acquiror, be binding on Acquiror and enforceable against Acquiror in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity.

(f)
The Class C Units to be issued to each Unit Recipient at Closing pursuant to this Agreement will on the Closing Date be duly authorized units of limited partner interest in the Acquiror, issued in the name of such Unit Recipient, free and clear of all liens, claims and encumbrances other than those created by such Unit Recipient.

(g)
Commencing with the REIT’s taxable year ending December 31, 2016, the REIT has been organized and has operated in a manner so as to qualify as a real estate investment trust under Sections 856 through 860 of the Code.

(h)
The assets of the REIT do not constitute, and as of any Closing will not constitute, “plan assets” under the Employee Retirement Income Security Act of 1974, as amended.

(i)
Acquiror has at all times during its existence been properly treated as either a “disregarded entity” or partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes.

(j)
The provisions of this Section 17 shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

18.
Remaking of Acquiror Warranties and Representations.  The representations and warranties made in this Agreement by Acquiror shall be deemed remade by Acquiror as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time.  If prior to the Closing Acquiror learns of any facts or circumstances which make any warranty or representation by Acquiror contained in this Agreement untrue, incorrect, or misleading in any material respect, Acquiror shall give Contributor prompt written notice of such facts or circumstances.  If either (a) matters occurring after the Effective Date of this Agreement render Acquiror unable to remake a representation or warranty as of the Closing Date, and Acquiror specifically so advises Contributor, in writing at or prior to Closing, of the particular circumstances rendering any representation or warranty untrue, or (b) prior to Closing Contributor learns of any facts or circumstances which make any warranty or representation made in this Agreement by Acquiror untrue, incorrect, or misleading in any material respect and, as of the Effective Date, the Acquiror did not have knowledge of such facts or circumstances, Acquiror shall not have any liability to Contributor or any Unit Recipient with respect to such warranty or representation and the failure to remake such representation or warranty shall not constitute a default hereunder by Acquiror, except in the event or to the extent that the untruth of such representation or warranty is the result of any willful or intentional act of Acquiror (or anyone acting at its request) and in breach of this Agreement.  Notwithstanding anything to the contrary in this Section 18, the continuing truth and accuracy in all material respects of all representations and warranties made by Acquiror in this Agreement shall be a condition precedent to Contributor’s obligation to Close.

19.
Reserved.

20.
Tax Computations for REIT Qualification.  Contributor acknowledges that (a) the computation of taxable income of Acquiror is crucial in the determination of the taxable income of the REIT, (b) the REIT needs to be able to prepare accurate estimates of its taxable income in order to monitor compliance with the requirement that it distribute 90% of its taxable income to its shareholders, and (c) the depreciation of the Property and the required depreciation allocations under Section 704(c) of the Code will impact the computation of Acquiror’s and REIT’s taxable income.  Accordingly, Contributor agrees that (y) within thirty (30) days after the Closing Date, Contributor shall provide Acquiror with tax-basis computations and historical tax depreciation schedules (including state and Federal Regular and AMT depreciation schedules) for Contributor’s 2021 fiscal year for the Property and within sixty (60) days of the Closing shall update such computations and schedules through the Closing Date for the Property, and (z) within sixty (60) days after the Closing Date, Contributor shall provide Acquiror with all data required to perform depreciation allocations (as contemplated by Section 704(c) of the Code) with respect to the Property and each Unit Recipient.  Such data shall include the tax basis allocable to each Unit Recipient for the Property.  The provisions of this Section 20 shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

21.
Regulation S-X.  Contributor shall provide to Acquiror and its auditors (a) at all times prior to and after the Closing, access at all reasonable times to all financial and other information relating to such Contributor’s Property reasonably necessary for Acquiror and its auditors to prepare audited financial statements in conformity with Regulation S-X of the rules promulgated by the Securities and Exchange Commission (the “SEC”) or other materials required for any registration statement, report or other disclosure to be filed with the SEC or necessary to comply with any SEC rule or regulation, and (b) at the Closing (or after thereto if required by Acquiror’s auditors) an executed representations letter as required by Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation is required to enable an independent public accountant to render an opinion on such financial statements.  The obligation of Contributor to provide such access and representations letter shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement and Contributor shall indemnify and hold harmless Acquiror from and against any losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and liabilities arising from any Contributor’s failure to comply with these obligations.  This indemnity shall survive the Closing.  Following the Closing, Acquiror shall provide Contributor and its accountants (at Contributor’s expense) access at all reasonable times to all financial and other information relating to the Property (for periods prior to the Closing) necessary for Contributor to prepare Contributor’s tax returns and not otherwise retained by Acquiror.  The provisions of this Section 21 shall survive until Unit Recipient no longer owns any Units.

22.
Indemnification.

(a)
Subject to the provisions of Section 24(c) below, Contributor agrees to indemnify, defend and hold harmless Acquiror and its nominees, successors, assigns, officers, directors, members, managers, partners, stockholders, agents, and employees from and against any and all liabilities, claims, causes of action, penalties, costs and expenses, of any kind or nature whatsoever, arising out of, resulting from, relating to, or incident to the development, use or ownership of the Property by Contributor on or prior to the Closing Date, except to the extent that such liabilities, claims, causes of action, penalties, costs or expenses are caused by the intentional act or gross negligence of Acquiror or any of Acquiror’s nominees, successors, assigns, officers, directors, members, managers, partners, agents, or employees.   Contributor further agrees to indemnify and hold Acquiror harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses, including attorneys’ fees, related to or arising from any claim related to the transactions contemplated herein by any person holding an interest in Contributor, including but not limited to any claim for the breach of any duty or the terms, conditions, representations and warranties of this Agreement generally.

(b)
Subject to the provisions of Section 24(c) below, Contributor agrees to indemnify, defend and hold harmless Acquiror and its nominees, successors, assigns, officers, directors, members, managers, partners, agents, and employees from and against any and all liabilities, claims, causes of action, penalties, costs and expenses, of any kind or nature whatsoever, arising out of, resulting from, relating to, or incident to any CC&R.

(c)
Acquiror agrees to indemnify, defend and hold harmless Contributor and Contributor's nominees, successors, assigns, officers, directors, members, stockholders, managers, partners, agents, and employees (collectively, the "Contributor Parties") from and against any and all liabilities, claims, causes of action, penalties, costs and expenses, of any kind or nature whatsoever, arising out of, resulting from, relating to, or incident to Acquiror’s ownership or use of the Property from and after the Closing Date except to the extent that such liabilities, claims, causes of action, penalties, costs or expenses are caused by the intentional act or gross negligence of Contributor or any of the Contributor Parties.

(d)
Subject to the provisions of Section 24(c) below and if the Closing occurs, the Unit Recipient agrees to indemnify and hold each of Acquiror and Acquiror’s nominees, successors, assigns, officers, directors, members, managers, partners, agents, and employees from and against any and all liabilities, claims, causes of action, penalties, costs and expenses, of any kind or nature whatsoever, arising out of, resulting from, relating to, or incident to:

(1)
Any misrepresentation, breach or inaccuracy of any representation or warranty of Contributor set forth in this Agreement or any other document executed and delivered by Contributor to Acquiror pursuant to this Agreement; and

(2)
Any nonfulfillment or breach of any covenant or agreement on the part of Contributor set forth in either this Agreement or any other document executed and delivered by Contributor to Acquiror pursuant to this Agreement.

(e)
Notwithstanding anything to the contrary in Section 22(d) above, Acquiror agrees that Acquiror will not exercise any right that Acquiror might have to set off amounts payable to the Unit Recipient by Acquiror with respect to such Unit Recipient’s Units against amounts owing by such Unit Recipient to Acquiror pursuant to Section 22(d) above except to the extent that (i) the amount owing by such Unit Recipient to Acquiror is evidenced by non-appealable judgment in favor of Acquiror or (ii) the amount owing by Acquiror to such Unit Recipient relates to such Unit Recipient’s exercise of such Unit Recipient’s right to redeem some or all of such Unit Recipient’s Units

(f)
The provisions of this Section 22 shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

23.
Reserved.

24.
Defaults.

(a)
Acquiror’s Pre-Closing Remedies.  In the event Contributor breaches any warranty or representation contained in this Agreement or fails to comply with or perform any of the covenants, agreements or obligations to be performed by Contributor under the terms and provisions of this Agreement, Acquiror, in Acquiror’s sole discretion, shall be entitled to (i) terminate this Agreement and receive an immediate refund of the Earnest Money Deposit from Title Company and neither party shall have any further liability to the other hereunder other than those obligations that survive the termination of this Agreement; or (ii) seek specific performance of Contributor’s obligations hereunder; provided however, if Contributor has made specific performance impossible due to the willful act or gross negligence of Contributor, Acquiror shall be entitled to seek actual damages (but not punitive, special, or consequential damages) as an alternative remedy as limited by the limitation on liability set forth in subsection (c) below.

(b)
Acquiror’s Post-Closing Remedies.  In the event of any Contributor’s default or breach of any warranty, representation or other obligation which survives closing, or which occurs post-closing, Acquiror shall be entitled to bring an action for Acquiror’s actual damages incurred as limited by the limitation on liability set forth in Section 22 and subsection (c) below.

(c)
Limitation on Liability.  Notwithstanding anything to the contrary in this Agreement, except for the Non-Limited Liability Claims, in no event shall the aggregate liability of the Contributor, any of the Contributor Parties, and the Unit Recipient for claims arising under or relating to this Agreement, or any document executed in connection herewith, exceed $5,000,000.  The “Non-Limited Liability Claims” are, collectively, claims arising under or relating to any of the Surviving Representations, any of the warranties and representations contained in Section 15, or the Accredited Investor Questionnaire delivered by Unit Recipient.  For the avoidance of doubt, it is agreed that liability of Contributor, any of the Contributor Parties, and the Unit Recipient for any of the Non-Limited Liability Claims (i.e., claims arising under or relating to any of the Surviving Representations, any of the warranties and representations contained in Section 15 or the Accredited Investor Questionnaire delivered by the Unit Recipient) is not limited by the immediately preceding sentence.

(d)
Contributor’s Remedies.  Prior to the Closing, in the event Acquiror breaches any warranty or representation contained in this Agreement or fails to comply with or perform any of the covenants, agreements or obligations to be performed by Acquiror under the terms and provisions of this Agreement, the Earnest Money Deposit shall become due to Contributor as full liquidated damages and as Contributor’s sole and exclusive remedy, whereupon this Agreement shall automatically terminate.  Acquiror and Contributor acknowledge that it would be difficult or impossible to ascertain the actual damages suffered by Contributor as a result of any default by Acquiror and agree that such liquidated damages are a reasonable estimate of such damages; provided, however, that this provision shall not limit Contributor’s right to receive reimbursement for attorneys’ fees incurred by Contributor in pursuing its remedies to recover liquidated damages pursuant to this Section 24(d) or waive or affect Contributor’s rights and Acquiror’s indemnity obligations under other sections of this Agreement.  The parties have set forth their initials below to indicate their agreement with the liquidated damages provision contained in this Section 24(d).

CONTRIBUTOR’S INITIALS:	ACQUIROR’S INITIALS:

Initials:	Initials:

As material consideration to each party’s agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provision for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

25.
Confidentiality.

(a)
Acquiror agrees that, prior to the Closing, all documents and information obtained from Contributor or Contributor’s representatives pursuant to this Agreement shall be kept confidential as provided in this Section 25(a).  Prior to the Closing, the property information received from Contributor shall not be disclosed by Acquiror or its representatives, in any manner whatsoever, in whole or in part, except (1) with the prior written consent of Contributor, (2) to the extent that such document or information is publicly available, (3) to Acquiror’s representatives who need to know the property information for the purpose of evaluating the Property and who are informed by the Acquiror of the confidential nature of the property information; (4) as may be necessary for Acquiror or Acquiror’s representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, to comply with other requirements of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Acquiror or Acquiror’s representatives; or to comply with regulatory or judicial processes; or (5) as may be necessary in order to obtain financing for the Property.  The provisions of this Section 25(a) shall not survive the Closing but shall, notwithstanding any other provision of this Agreement, survive any termination of this Agreement.

(b)
Contributor agrees that the existence and terms of this Agreement shall be kept confidential as provided in this Agreement.  The identity of Acquiror, the existence of this Agreement and the terms of this Agreement shall be kept confidential and shall not be disclosed by any Contributor or its representatives, in any manner whatsoever, in whole or in part, except (1) with the prior written consent of Acquiror, (2) to the extent that such document or information is publicly available, (3) to Contributor’s representatives who need to know the information for the purpose of advising such Contributor with respect to the transaction which is the subject of this Agreement or assisting such Contributor in connection with the Closing of the transaction which is the subject of this Agreement and who are informed by such Contributor of the confidential nature of the information, or (4) as may be necessary for Contributor or Contributor’s representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, to comply with other requirements of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over such Contributor or such Contributor’s representatives; or to comply with regulatory or judicial processes.  The provisions of this Section 25(b) shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

26.
Payment of Commissions.  Each party hereto represents and warrants that it has employed no brokers or real estate agencies in the creation of or the negotiations relating to this Agreement, and each party shall indemnify, defend and hold harmless the other party by reason of any breach of such party of its warranty and representation under this section.  The provisions of this section shall survive Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

27.
Contributor Tax Advice.  Contributor has obtained from its own counsel advice regarding the tax consequences of: (1) the transfer of such Contributor’s Property to Acquiror and the receipt of the Contribution Consideration, as consideration therefor, (2) such Contributor’s admission as a limited partner of Acquiror, and (3) any other transaction contemplated by this Agreement.  Contributor further represents and warrants that it has not relied on Acquiror, Acquiror’s affiliates, representatives, counsel or other advisors and their respective representatives for such tax advice. The provisions of this Section 27 shall survive the termination of this Agreement.

28.
Assignment.  Neither this Agreement nor any interest hereunder shall be assigned or transferred by Contributor or Acquiror.  Notwithstanding the foregoing, Acquiror may direct Contributor to convey the Property or any part thereof to one or more parties designated by Acquiror provided such party is an entity 100% owned, directly or indirectly, by Acquiror and such entity is disregarded as an entity separate from Acquiror for federal income tax purposes.  Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Contributor and Acquiror and their respective successors and assigns.

29.
Successors and Assigns.  Subject to the provisions of Section 28 above the rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

30.
Notices.  Any notice, approval, waiver, objection or other communication required or permitted to be given hereunder or given in regard to this Agreement by one party to the other shall be in writing and the same shall be given and be deemed to have been received (a) if hand delivered, when delivered in person to the address set forth hereinafter for the party to whom notice is given; (b) if mailed, three (3) days after it is placed in the United States mail, postage prepaid, by Certified Mail, return mail receipt requested, addressed to the party at the address hereinafter specified; (c) if by overnight delivery when received by the other party; or (d) if by email, when received by the other party at the address hereinafter specified as evidenced by the confirmation receipt of the sender.  Any party may change its address for notices by notice theretofore given in accordance with this section:

If to Contributor:	Trophy of Carson Real Estate LLC 21140 S Avalon Carson, CA 90745 Attn: Nasser Watar Tel.: (818) 788-0234 Email: n.watar@tadg.us

With a copy to:	Holland & Knight LLP 400 South Hope Street 8th Floor Los Angeles, CA 90071 Attn: Douglas Praw Tel.: (213) 896-2588 Email: doug.praw@hklaw.com

If to Acquiror:	Modiv Operating Partnership, LP 120 Newport Center Drive Newport Beach, CA 92660 Attn: John Raney, Chief Legal Officer, GC Tel.: 888-686-6348 Email: jraney@modiv.com

With a copy to:	Modiv, Inc. 120 Newport Center Drive Newport Beach, CA 92660 Attn: John Raney, Chief Legal Officer, GC Tel.: 888-686-6348 Email: jraney@modiv.com

And with a Copy to:	Morris, Manning & Martin, LLP 3343 Peachtree Road NE, Suite 1600 Atlanta, GA 30326 Attn.: Lauren Burnham Prevost Tel.: 404-233-7000 Email: lprevost@mmmlaw.com

31.
Further Assurances.  From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the Property to Acquiror.  The provisions of this Section 31 shall survive the Closing and the delivery of the Deed and the other documents contemplated by this Agreement.

32.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

33.
Arbitration and Attorney’s Fees.  Any controversy or claim between or among the parties hereto shall be resolved by binding arbitration in Orange County, California, in accordance with Exhibit “F”.  The prevailing party in any such arbitration shall be reimbursed for all reasonable costs, including but not limited to, reasonable attorney’s fees.  If any other dispute between the parties hereto should result in litigation, the prevailing party shall be reimbursed for all reasonable costs, including but not limited to, reasonable attorney’s fees.

34.
Time of Essence.  Time is of the essence of this Agreement.

35.
Survival.  Except to the extent expressly limited pursuant to the provisions of this Agreement, all warranties and representations of either party contained herein and all warranties and representations of each Unit Recipient shall survive the Closing for the period of time specified herein.  All other provisions that expressly, or by their nature, survive the Closing or termination of this Agreement shall survive for the statute of limitations period applicable to each such provision.

36.
Governing Law.  This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the state in which the Property is located.  The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the county in which the Property is located.

37.
Entire Agreement and Amendments.  This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof.  Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto.  This Agreement may only be modified or amended upon the written consent of both parties.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CONTRIBUTOR: TROPHY OF CARSON REAL ESTATE LLC, a California limited liability company

	By:	/s/ Nasser Water
	Name:	Nasser Water
Date: January 13, 2022	Title:	Manager

ACQUIROR: MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership

	BY:	MODIV INC., a Maryland corporation, its sole general partner

		By:	/s/ Aaron S. Halfacre
		Name:	/s/ Aaron S. Halfacre
Date: January 13, 2022		Title:	Chief Executive Officer

UNIT RECIPIENT:

The undersigned hereby (i) agrees to be bound by all obligations of the Unit Recipient arising under this Contribution Agreement and (ii) confirms the accuracy of all representations and warranties made by Contributor with respect to the Unit Recipient:

GROUP OF TROPHY LLC

Date: January 13, 2022	By:	/s/ Nasser Water
	Name:	Nasser Water
	Title:	Manager